EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT
December 31, 2021

Parent
Banner Corporation
	Percentage of	Jurisdiction of State of
Subsidiaries	Ownership	Incorporation
Banner Bank (1)	100%	Washington
Banner Capital Trusts II, III, IV, V, VI, and VII (1)	100%	Delaware
Springer Development, LLC (2)	100%	Washington
Community Financial Corporation (2)	100%	Oregon
Northwest Financial Corporation (2)	100%	Washington
Siuslaw Statutory Trust I (1)(3)	100%	Connecticut
Greater Sacramento Bancorp Statutory Trusts I and II (1)	100%	Delaware
Mission Oaks Statutory Trust I (1)	100%	Delaware

(1)    Wholly-owned by Banner Corporation.
(2)    Wholly-owned by Banner Bank.
(3)    Full redemption as of December 16, 2021; in process of termination

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